As filed with the Securities and Exchange Commission on October 14, 2008
Registration No. 333-88804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATARI, INC.
(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3689915 (I.R.S. Employer Identification Number)
417 Fifth Avenue
New York, New York 10016
(212) 726-6500
(Address of principal executive offices)

THE INFOGRAMES, INC. 2000 STOCK INCENTIVE PLAN

James Wilson
Chief Executive Officer
417 Fifth Avenue
New York, New York 10016
(212) 726-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Nilene R. Evans, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the registrant’s offering.
     The Form S-8 Registration Statement (Registration No. 333-88804) (the “Registration Statement”) of Atari, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 568,328 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), originally issuable pursuant to the Infogrames, Inc. 2000 Stock Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on May 22, 2002.
     Pursuant to the Agreement and Plan of Merger among Infogrames Entertainment, S.A. (“Infogrames”), Irata Acquisition Corp.(“Merger Sub”) and the Company dated April 30, 2008 (the “Merger Agreement”), Merger Sub merged with and into the Company on October 8, 2008 (the time of such merger, the “Effective Time”), with the Company as the surviving entity and wholly owned indirect subsidiary of Infogrames (the “Merger”). The Merger was approved by the holders of the Company’s common stock on October 8, 2008, as required under Delaware law and the terms of the Merger Agreement. As a result of the Merger, the holders of shares of the common stock, par value $0.01, of the Company, issued and outstanding immediately prior to the Effective Time of the Merger, other than shares held by Infogrames and its subsidiaries and shares held by Company stockholders who are entitled to and who properly exercised appraisal rights under Delaware law, received $1.68 in cash per share, without interest (the “Merger Consideration”), and all such shares are no longer outstanding and have ceased to exist, and each holder of a certificate that immediately prior to the Effective Time of the Merger represented any such shares of the Company’s common stock no longer has any rights with respect thereto, except the right to receive the Merger Consideration.
     As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statements, as of the Effective Time. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unissued or unobligated as of the Effective Time.

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SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2008.

ATARI, INC.
By:	/s/ James Wilson
James Wilson
Chief Executive Officer

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     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title of Capacities	Date

/s/ James Wilson James Wilson	President and Chief Executive Officer	October 14, 2008

/s/ Arturo Rodriguez Arturo Rodriguez	Acting Chief Financial Officer	October 14, 2008

/s/ David Gardner David Gardner	Director	October 14, 2008

/s/ Mathias Hautefort Mathias Hautefort	Director	October 14, 2008

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